UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
(Name of Registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 28, 2014

Dear AEI Fund XIX Limited Partner:

This letter and the enclosed documents are being provided to solicit your vote on an important matter concerning the operation of your limited partnership: AEI Net Lease Income & Growth Fund XIX. We refer to this partnership as “Fund XIX” or “the Fund” throughout this document.

The enclosed Consent Form provides you with the opportunity to vote to authorize Fund XIX to begin its liquidation by selling its remaining properties and terminating its existence.We recommend that you vote “FOR” the proposal.

Prior to voting, you should read the Consent Statement carefully to understand what is being proposed and the risks presented by the proposal. If you have any questions about this communication, please call AEI Investor Relations, toll free, at 800-328-3519.

Sincerely,

AEI Fund Management XIX, Inc.
General Partner

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, Minnesota 55101

CONSENT STATEMENT

We are providing this Consent Statement to all limited partners of AEI Net Lease Income & Growth Fund XIX Limited Partnership who are unit owners of record as of July 1, 2014. We are soliciting your consent, through the enclosed Consent Form, to cause Fund XIX to sell its remaining properties, followed by the Fund’s liquidation and termination.

To vote, you must return a properly signed Consent Form that is received by AEI Fund Management XIX, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on August 26, 2014.

We encourage you to sign and return the enclosed Consent Form – your vote is important.

We mailed this Consent Statement to you, as a limited partner of Fund XIX, on July 28, 2014.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL AND THE CONSENT SOLICITATION		3
BACKGROUND OF THE FUND		4
	Fund XIX	4
	Properties	5
	Summary Financial Information	6
PROPOSAL - LIQUIDATION		6
	Reasons for the Liquidation Proposal	6
	Effects of the Liquidation Proposal	7
	Material Federal Income Tax Considerations of Liquidation	7
	Risks of the Liquidation Proposal	8
UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT		9
CONSENT PROCEDURES		10
	Timing of the Consent Solicitation	10
	Record Date and Votes Required for Approval	10
	Procedures for Voting	10
	Costs of Solicitation	10
	Mailing	10

Exhibit A –	Financial Statements at and for the years ended December 31, 2013 and 2012 and for the three months ended March 31, 2014 and 2013	11

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL
AND THE CONSENT SOLICITATION

BACKGROUND

Q:           What are you asking me to do?

A:	We are asking you to vote, by signing and returning the enclosed Consent Form, on a proposal to authorize Fund XIX to begin its liquidation by selling its properties and terminating its existence.

Q:           Why are you asking for my vote?

A:
Under Section 6.1 of the limited partnership agreement of Fund XIX, we are required to obtain the consent of the limited partners to sell all or substantially all of the Fund’s assets. We believe now is the time to sell the Fund’s remaining properties. We will commence the liquidation process if a majority of the limited partners vote for the proposal.

Q:	Should I vote for the liquidation proposal?

A.	The General Partners recommend that you vote “FOR” the liquidation proposal.

PROPOSAL

Q:	What will happen if limited partners approve the proposal?

A:
The proposal, if approved, will authorize the General Partners of Fund XIX to commence the orderly sale of the Fund’s three remaining properties. We anticipate that the sales could be completed within 6 to 12 months. As sales are completed, Fund XIX would distribute the proceeds to you and other limited partners, less expenses, less the General Partners’ interest in the proceeds, and less a reasonable operating reserve. Reserve funds would be distributed as part of the final dissolution of the Fund.

Q:	If the proposal is approved, how much cash might I receive?

A:
We cannot know how much cash can be generated from the sale of the properties until the sales are actually completed. The value of the properties depends upon market conditions. Any amount that the Fund would be able to distribute would depend upon the terms of sale as well as expenses incurred to complete each sale. Based upon current market conditions and capitalization rates for similarly situated properties, and our own internal analysis without independent appraisal, we estimate that the “liquidation value” of the assets of Fund XIX is approximately $2,010,000 or approximately $99 per unit as of June 30, 2014. In making this estimate, we are assuming that Fund properties are sold in the normal course of business without extraordinary expense, that the properties continue to generate rental income during the sales period, and that the General Partners’ interest is subtracted prior to calculating the liquidation value per unit. It is likely that the actual proceeds will vary from this estimate. Any variation could be material.

Q:           What are the tax consequences of liquidation?

A:
The sale of the properties and distribution of the liquidation proceeds may generate both ordinary income and capital gain or loss to the limited partners for United States federal income tax purposes. Tax matters are complicated. Your tax consequences may depend on your financial situation and whether you purchased your units in the original offering or the secondary market. Please consult your tax advisor to determine the tax consequences of liquidation to you.

Q:	What if the proposal is not approved?

A:
If the proposal to liquidate is not approved, then Fund XIX will not liquidate and will continue in operation until the limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2041, as stated in the limited partnership agreement. However, in the near future, we would likely again submit the question to liquidate to a vote by the Fund’s limited partners.

THE CONSENT SOLICITATION PROCESS

Q:	Am I required to vote on the proposal?

A:
No. You are not required to vote. However, not voting would have the effect of a vote against the proposal. If the proposal to liquidate is not approved by limited partners holding a majority of the outstanding units, then Fund XIX will continue in operation until the limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2041.

VOTING PROCEDURES

Q:	How do I vote?

A:
Mark your vote, sign and return the Consent Form using the enclosed postage paid envelope. Your Consent Form must be received by 5:00 p.m., Central Time, on August 26, 2014 (unless this date and time is extended).

Q:	May I revoke my consent?

A:
Yes. You may withdraw or revoke your consent at any time prior to 5:00 p.m. Central Time, on August 26, 2014. To be effective, a written or facsimile revocation or withdrawal of the Consent Form must be received prior to such time and addressed to AEI Fund Management XIX, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101. A notice of revocation or withdrawal must specify the limited partner’s name and the number of units being withdrawn.

Q:	Do limited partners have appraisal rights?

A:
With respect to this vote, limited partners are not entitled to appraisal rights with respect to the value of their units. There will not be any procedure by which a limited partner can seek an alternative valuation of his or her units, regardless of whether the limited partner does or does not consent to the proposal.

BACKGROUND OF THE FUND

Fund XIX

AEI Net Lease Income & Growth Fund XIX Limited Partnership is a Minnesota limited partnership organized in 1991. It raised $21.2 million through a public offering of its units. The net  proceeds from the offering were used to purchase, for cash, commercial real estate occupied by tenants under net leases. Fund XIX initially purchased 19 properties with the net proceeds from the offering, including partial interests in four of these properties.

Prior to the third quarter of 2006, the Fund sold some of its properties and reinvested the proceeds from such sales in similar net leased properties. Subsequently, the Fund worked to dispose of most of its properties and distributed the proceeds from the sales to its partners. From the fourth quarter of 2006 through the second quarter of 2014, the Fund distributed proceeds from property sales of approximately $16,084,000, or approximately $790 per limited partnership unit. Beginning in the fourth quarter of 2008, general economic conditions caused the volume of property sales to slow dramatically for all real estate sellers. The economic conditions, which continued for a few years, and certain tenant situations, caused a delay in the sale of the Fund’s properties. We believe now is the time to sell the Fund’s remaining properties.

Properties

As of June 30, 2014, Fund XIX held interests in three net leased properties. It also held cash reserves from prior property sales of approximately $350,000. Two of the properties are subject to net leases under which the tenant pays substantially all of the property operating costs. The tenants in these properties are current with their rental payments and the properties are fully occupied. The other property is currently vacant as discussed below.

On December 15, 2013, Champps Operating Corporation (“Champps”), the tenant of the Champps Americana restaurant in Utica, Michigan, filed for Chapter 11 bankruptcy reorganization. In February 2014, Champps closed the restaurant, filed a motion with the bankruptcy court to reject the lease and returned possession of the property to the Fund and the property’s other co-owners. The owners listed the property for sale or lease with a real estate broker in the Utica area. While the property is vacant, the Fund is responsible for its 28% share of real estate taxes and other costs associated with maintaining the property. In June 2014, Fund XIX and the other co-owners of the property entered into an agreement to sell the property to an unrelated third party. The sale is subject to contingencies and may not be completed. If the sale is completed, the Fund expects to receive net proceeds of approximately $457,000. If the sale is not completed, the owners will seek another buyer for the property and may not be able to  negotiate a purchase agreement with similar economic terms.

The following table sets forth the properties held by Fund XIX as of June 30, 2014, the date each property was acquired, the ownership interest in the property, the acquisition cost, the date the initial lease term expires, the annual rental amount, and the Managing General Partner’s estimate of the current value of the property:

Property	Date Acquired	Ownership Interest (%)	Acquisition Cost	Lease Expiration	Annual Rent	Estimated Value (1)
U-Like Buffet Tucson, AZ	6/16/93	2.21	$28,418	10/31/21	$ 3,049	$23,000
Champps Americana Utica, MI	2/12/02	28.00	963,874	Vacant	0	457,000
Advance Auto Harlingen, TX	2/17/06	100.00	1,600,003	7/31/20	111,210	1,180,000

(1)
Estimated value at June 30, 2014. Fund XIX has not obtained appraisals of these properties. The Managing General Partner has valued the properties based upon rental rates and prevailing capitalization rates which they believe are applicable. If a property is vacant, the marketability of the property is analyzed to determine a fair value. We cannot assure you that we could sell the properties at the estimated values set forth in the table.

Summary Financial Information

The following table provides operational data about Fund XIX for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013 and 2012, on the basis of Fund XIX continuing as a going concern:

	Three Months Ended March 31		Year Ended December 31
	2014	2013	2013	2012
Rental Income	$28,565	$28,565	$114,259	$112,563
Partnership Administration & Property Management Expenses	27,212	26,528	92,973	101,981
Depreciation	9,388	9,388	37,551	37,551
Total Expenses	36,600	35,916	130,524	139,532
Operating Income (Loss)	(8,035)	(7,351)	(16,265)	(26,969)
Other Income – Interest	335	472	1,694	4,257
Income (Loss) from Continuing Operations	(7,700)	(6,879)	(14,571)	(22,712)
Income (Loss) from Discontinued Operations	898	20,954	(9,769)	240,831
Net Income (Loss)	(6,802)	14,075	(24,340)	218,119
Net Income (Loss) Allocated to Limited Partners	(6,734)	13,934	(23,547)	199,135
Net Income (Loss) Per LP Unit	(.33)	.69	(1.17)	9.87
Distributions Declared Per LP Unit	1.82	3.20	12.58	78.97

The following table provides data on the financial condition of Fund XIX on a historical cost basis at March 31, 2014 and 2013, and December 31, 2013 and 2012:

	March 31		December 31
	2014	2013	2013	2012
Cash	$440,151	$656,385	$494,982	$684,674
Investments in Real Estate, net	1,729,785	1,822,336	1,739,173	1,831,724
Total Assets	2,169,936	2,478,721	2,234,155	2,516,398
Payable to Affiliate	7,033	14,441	10,785	10,314
Distributions Payable	37,072	65,147	62,933	65,147
Unearned Rent	9,268	9,268	0	0
Total Liabilities	53,373	88,856	73,718	75,461
General Partners’ Capital	369	3,651	807	4,162
Limited Partners’ Capital	2,116,194	2,386,214	2,159,630	2,436,775

PROPOSAL – LIQUIDATION

Reasons for the Liquidation Proposal

Fund XIX had completed the sale of all but a small percentage of its property interests as of June 30, 2014. Because we believe it is economically unattractive to continue to operate Fund XIX with such a small asset base, we are proposing that the Fund sell its interests in these final properties and liquidate. As a result, we are soliciting your consent to the final liquidation and sale of the Fund’s properties. Under Section 6.1 of the limited partnership agreement, we are required to obtain the consent of holders of a majority of the outstanding units to sell all or substantially all of the Fund’s assets.

Effects of the Liquidation Proposal

Operations. If limited partners holding a majority of the outstanding units vote in favor of the liquidation proposal, the Managing General Partner will take action to commence the sale of Fund XIX’s properties and the liquidation of the Fund. The Managing General Partner will, from time to time, distribute the proceeds from the sale of properties to the extent it believes, in its sole discretion, that such proceeds are not required for operations during liquidation, not required to pay Fund obligations, or required to deal with contingent obligations. Once all of the Fund’s properties are sold, the Managing General Partner would wind up the affairs of the Fund and distribute any net sales proceeds and remaining reserves to the limited partners and the General Partners. The Fund would then be dissolved and cease operations. Under Section 12.1 of the limited partnership agreement, this dissolution does not require, and the Fund will not ask you for, any additional vote.

Distributions. As set forth under the caption “Background of the Fund – Properties”, the Managing General Partner estimates the current value of Fund XIX’s properties at approximately $1,660,000, not including cash reserves from prior property sales of approximately $350,000. Neither the Managing General Partner nor Fund XIX has obtained any independent appraisal or opinion regarding the value of the Fund’s properties. This valuation is based upon the rental rates generated by each property and the capitalization rates that the Managing General Partner believes are applicable in the markets in which the properties are located. If a property is vacant, the marketability of the property is analyzed to determine a fair value.

It is not possible for the Managing General Partner to predict the timing of the sale of the Fund’s properties. Assuming that (a) the sale of properties can be completed over the next 6 to 12 months, (b) there are no adverse events, such as tenant defaults or bankruptcies, that adversely affect the Fund’s ability to sell its properties or the market value that can be obtained in such sales, (c) there are no increases or decreases in the market value of the properties and they can be sold at the amounts estimated by the Managing General Partner, and (d) there are no other extraordinary partnership expenses, the Managing General Partner estimates that approximately $2,010,000 of proceeds will be available for distribution from sale of properties and cash reserves. Of that amount, approximately $1,990,000 or $99 per unit would be available for distribution to limited partners. Because some of these assumptions will inevitably be inaccurate, and the Managing General Partner’s estimates of value cannot be precise, the actual amounts available for distribution to partners will vary from these estimates and the variation may be material.

Material Federal Income Tax Considerations of Liquidation

The federal income tax discussion set forth below addresses the material federal income tax consequences of the liquidation of a partnership. It does not purport to deal with all aspects of federal income taxation that may be relevant to a particular limited partner with respect to such limited partner’s personal circumstances. The discussion is directed solely to limited partners who hold the units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and have acquired the units for investment and not as a dealer or for resale. This discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Fund interests as compensation. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis). Limited partners are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of Fund XIX, including the applicability and effect of federal, state, local and other tax laws.

General. Fund XIX, as a partnership for federal income tax purposes, is not subject to federal income tax; instead, each partner is required to take into account such partner’s distributive share of the Fund’s income, gains, losses, deductions, credits and tax preference items in computing the partner’s federal income tax liability for any taxable year, without regard to whether the partner has received any distribution from the Fund.

For federal income tax purposes, the liquidation process consists of two separate components: (1) the sale by Fund XIX of its properties; and (2) the distribution of cash to each limited partner in liquidation (a "liquidating distribution") of the partner's interest in Fund XIX. Each of these is separately discussed below

Sale of Fund XIX's properties. For federal income tax purposes, each limited partner will be required to include in its income such partner’s allocable share of the gain or loss realized by Fund XIX upon the sale of the Fund’s properties. Gain will result primarily from the sale of a property, including both the real property and any improvements. Gain that falls within the definition of "depreciation recapture" will be treated as ordinary income for tax purposes. Other gain, as well as other items of partnership gain or loss, will be capital or ordinary gain or loss, depending upon the nature of the asset sold.

Distribution to the limited partners. A limited partner will recognize capital gain to the extent the amount of the liquidating distribution received by the limited partner exceeds the limited partner's tax basis for the limited partner’s units, as such basis is adjusted to reflect any gain or loss realized by Fund XIX on the sale of its assets. A limited partner will recognize a capital loss to the extent that the amount of the liquidating distribution received by the limited partner is less than the limited partner's tax basis for its units, as adjusted.

Passive Activity Rules. Limited partners that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. A limited partner's allocable share of partnership income, gain or loss from the sale of Fund XIX's properties is generally treated as derived from a passive activity. Limited partners may generally deduct losses from passive activities only to the extent of their income from passive activities. Passive activity losses that are not allowed in any taxable year are suspended and may be carried forward indefinitely and allowed in subsequent years as an offset against passive activity income. However, upon final liquidation of the Fund, any suspended passive activity losses of a limited partner with respect to its investment in Fund XIX may be used to reduce other income of the limited partner.

Risks of the Liquidation Proposal

The Managing General Partner may not be able to dispose of properties at the estimated market values.

The Managing General Partner has estimated the market value of the properties based upon rental rates and market capitalization rates. The rate at which such rents are capitalized is dependent upon prevailing interest rates in the markets where the properties are located. To the extent prevailing interest rates increase, the value of the properties calculated using these methods would decline. Further, the market value of properties is dependent upon the financial strength of the tenants occupying the properties owned by Fund XIX. A general economic downturn may affect the financial strength of the tenants. If tenants occupying the Fund’s properties are adversely affected, the Fund may experience an increased level of default in rental payments, or a general decrease in the willingness of purchasers to acquire its properties because of the increased risk involved.

The rapid disposition of properties may cause Fund XIX to fail to realize the full value of its properties.

If the proposal to liquidate Fund XIX is approved, the Managing General Partner will attempt to dispose of Fund XIX’s properties during the next 6 to 12 months. The disposition of properties could generate less value to Fund XIX and its limited partners than estimated, particularly if sales must be completed rapidly.

If tenants default on their lease obligations, or file for protection under bankruptcy laws, the value of properties may be depressed, and the final disposition of those properties may be delayed.

If a tenant defaults on its lease obligations, or abandons a property, prior to its sale by Fund XIX, the value of the property would likely be adversely affected, the Fund might have difficulty selling the property, and the sale might be delayed until an alternative tenant can be located. If a tenant filed for protection under applicable bankruptcy laws, the tenant (if a debtor in possession) or the bankruptcy trustee would have a period of time to assume or reject the lease and the Fund may be delayed in its disposition of the property and final liquidation of the Fund.

Limited partners will be required to pay tax on any capital gain that Fund XIX realizes on the sale of its properties and a portion of the gain may be taxed at higher tax rates.

Sales of properties will generate an income and gain recognition event for federal income tax purposes with respect to the value of the properties and proceeds received, while continued operation of properties would generate income for tax purposes primarily related to rental income received. For properties that Fund XIX has held and depreciated for tax purposes for a significant period of time, a significant portion of the sales price could represent depreciation recapture taxable to limited partners at higher tax rates.

UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XIX, Inc. (Fund XIX’s Managing General Partner), by Robert P. Johnson (Fund XIX’s Individual General Partner) and by each officer or director of the Managing General Partner as of June 30, 2014:

Name and Address of Beneficial Owner	Number of Units Held	Percent of Class

AEI Fund Management XIX, Inc.	0	0.00%
Robert P. Johnson	5.12	0.03%
Patrick W. Keene	0	0.00%

Address for all:
1300 Wells Fargo Place 30 East 7th Street, St. Paul, Minnesota 55101

To the best of our knowledge, there is no beneficial owner holding 5% or more of the units.

CONSENT PROCEDURES

Your vote is important. Each limited partner is urged to mark, date and sign the enclosed Consent Form and return it in the enclosed postage prepaid envelope. If you require assistance completing the Consent Form, please call AEI Investor Relations, toll free at 800-328-3519.

Timing of the Consent Solicitation

We have fixed the close of business on July 1, 2014 as the record date for the determination of the limited partners entitled to vote on the proposals; the close of business on August 26, 2014 as the date by which Consent Forms must be received by us in order to be counted; and August 27, 2014 as the date on which the consents will be counted. You may revoke your consent at any time prior to August 26, 2014, provided we receive written revocation prior to that date.

To vote for one of these proposals, you must return a properly signed Consent Form that is received by AEI Fund Management XIX, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on August 26, 2014. The General Partners will tabulate the votes.

Record Date and Votes Required for Approval

Only holders of record of units of limited partnership interest as of July 1, 2014, the record date, will be entitled to vote on the proposals. Voting by the limited partners is based upon the number of units held. As of July 1, 2014, there were 20,165.79 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

Pursuant to the limited partnership agreement of Fund XIX, in order for the proposal to be approved, a majority of the outstanding units (excluding any units held by the General Partners) must be voted in favor of the proposal. Accordingly, 10,080.34 units must be voted “FOR” the liquidation proposal for the proposal to be approved. Because an abstention would not be counted as a vote for the proposal, it would have the effect of a vote against the proposal. The General Partners recommend a vote “FOR” the proposal.

Procedures for Voting

Accompanying this Consent Statement is a Consent Form for each limited partner. By marking the appropriate box on the Consent Form, you can indicate whether you vote “FOR” or “AGAINST” or “ABSTAIN” as to the proposal. If you return your Consent Form signed without marking any box, you will be deemed to have voted “FOR” the proposal.

Limited partners who vote “FOR” the proposal do not have appraisal or similar rights under Minnesota law.

Costs of Solicitation

The cost of solicitation of consents of the limited partners will be borne by Fund XIX. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

Mailing

This Consent Statement was first mailed to limited partners on or about July 28, 2014.

AEI Fund Management XIX, Inc.
General Partner

Robert P. Johnson, President

EXHIBIT A

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	12

Balance Sheet as of December 31, 2013 and 2012	13

Statements for the Years Ended December 31, 2013 and 2012:

Income	14

Cash Flows	15

Changes in Partners’ Capital	16

Notes to Financial Statements at December 31, 2013	17 – 26

Balance Sheet as of March 31, 2014 and December 31, 2013	27

Statements for the Periods ended March 31, 2014 and 2013:

Income	28

Cash Flows	29

Changes in Partners' Capital	30

Notes to Financial Statements at March 31, 2014	31 – 34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners:
AEI Net Lease Income & Growth Fund XIX Limited Partnership
St. Paul, Minnesota

We have audited the accompanying balance sheet of AEI Net Lease Income & Growth Fund XIX Limited Partnership (a Minnesota limited partnership) as of December 31, 2013 and 2012, and the related statements of operations, cash flows and changes in partners' capital for each of the years then ended.  The Partnership's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's  internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEI Net Lease Income & Growth Fund XIX Limited Partnership as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BOULAY PLLP
Boulay PLLP
Certified Public Accountants

Minneapolis, Minnesota
March 28, 2014

 AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
BALANCE SHEET

ASSETS

	December 31,	December 31,
	2013	2012
Current Assets:
Cash	$494,982	$684,674

Real Estate Held for Investment:
Land	501,902	501,902
Buildings and Equipment	1,126,519	1,126,519
Accumulated Depreciation	(301,248)	(263,697)
Real Estate Held for Investment, Net	1,327,173	1,364,724
Real Estate Held for Sale	412,000	467,000
Total Real Estate	1,739,173	1,831,724
Total Assets	$2,234,155	$2,516,398

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$10,785	$10,314
Distributions Payable	62,933	65,147
Total Current Liabilities	73,718	75,461

Partners’ Capital:
General Partners	807	4,162
Limited Partners – 30,000 Units authorized; 20,166 Units issued and outstanding	2,159,630	2,436,775
Total Partners' Capital	2,160,437	2,440,937
Total Liabilities and Partners' Capital	$2,234,155	$2,516,398

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
STATEMENT OF OPERATIONS

	Year Ended December 31
	2013	2012

Rental Income	$114,259	$112,563

Expenses:
Partnership Administration – Affiliates	71,259	78,142
Partnership Administration and Property Management – Unrelated Parties	21,714	23,839
Depreciation	37,551	37,551
Total Expenses	130,524	139,532

Operating Loss	(16,265)	(26,969)

Other Income:
Interest Income	1,694	4,257

Loss from Continuing Operations	(14,571)	(22,712)

Income (Loss) from Discontinued Operations	(9,769)	240,831

Net Income (Loss)	$(24,340)	$218,119

Net Income (Loss) Allocated:
General Partners	$(793)	$18,984
Limited Partners	(23,547)	199,135
Total	$(24,340)	$218,119

Income (Loss) per Limited Partnership Unit:
Continuing Operations	$(.72)	$(1.11)
Discontinued Operations	(.45)	10.98
Total – Basic and Diluted	$(1.17)	$9.87

Weighted Average Units Outstanding – Basic and Diluted	20,166	20,166

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
STATEMENT OF CASH FLOWS

	Year Ended December 31
	2013	2012

Cash Flows from Operating Activities:
Net Income (Loss)	$(24,340)	$218,119

Adjustments to Reconcile Net Income (Loss) To Net Cash Provided by Operating Activities:
Depreciation	37,551	57,836
Real Estate Impairment	55,000	264,277
Gain on Sale of Real Estate	0	(435,702)
Increase (Decrease) in Payable to AEI Fund Management, Inc.	471	2,712
Total Adjustments	93,022	(110,877)
Net Cash Provided By Operating Activities	68,682	107,242

Cash Flows from Investing Activities:
Proceeds from Sale of Real Estate	0	1,566,807

Cash Flows from Financing Activities:
Distributions Paid to Partners	(258,374)	(2,242,117)

Net Increase (Decrease) in Cash	(189,692)	(568,068)

Cash, beginning of year	684,674	1,252,742

Cash, end of year	$494,982	$684,674

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2011	$1,264	$3,830,235	$3,831,499	20,165.79

Distributions Declared	(16,086)	(1,592,595)	(1,608,681)

Net Income	18,984	199,135	218,119

Balance, December 31, 2012	4,162	2,436,775	2,440,937	20,165.79

Distributions Declared	(2,562)	(253,598)	(256,160)

Net Loss	(793)	(23,547)	(24,340)

Balance, December 31, 2013	$807	$2,159,630	$2,160,437	20,165.79

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(1)  Organization –

AEI Net Lease Income & Growth Fund XIX Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XIX, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the President and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on May 31, 1991 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  The offering terminated February 5, 1993 when the extended offering period expired.  The Partnership received subscriptions for 21,151.928 Limited Partnership Units.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $21,151,928, and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 12% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow; (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 98% to the Limited Partners and 2% to the General Partners.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 12% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(1)  Organization – (Continued)

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

(2)  Summary of Significant Accounting Policies –

Financial Statement Presentation

The accounts of the Partnership are maintained on the accrual basis of accounting for both federal income tax purposes and financial reporting purposes.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles.  Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates.  Significant items, subject to such estimates and assumptions, include the carrying value of real estate held for investment and real estate held for sale.

The Partnership regularly assesses whether market events and conditions indicate that it is reasonably possible to recover the carrying amounts of its investments in real estate from future operations and sales.  A change in those market events and conditions could have a material effect on the carrying amount of its real estate.

Cash Concentrations of Credit Risk

The Partnership's cash is deposited in one financial institution and at times during the year it may exceed FDIC insurance limits.

Receivables

Credit terms are extended to tenants in the normal course of business.  The Partnership performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Receivables are recorded at their estimated net realizable value. The Partnership follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Partnership is of the belief that such accounts, if any, will be collectible in all material respects and thus an allowance is not necessary.  Accounts are considered past due if payment is not made on a timely basis in accordance with the Partnership’s credit terms.  Receivables considered uncollectible are written off.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

Income Taxes

The income or loss of the Partnership for federal income tax reporting purposes is includable in the income tax returns of the partners.  In general, no recognition has been given to income taxes in the accompanying financial statements.

The tax return and the amount of distributable Partnership income or loss are subject to examination by federal and state taxing authorities.  If such an examination results in changes to distributable Partnership income or loss, the taxable income of the partners would be adjusted accordingly.  Primarily due to its tax status as a partnership, the Partnership has no significant tax uncertainties that require recognition or disclosure.  The Partnership is no longer subject to U.S. federal income tax examinations for tax years before 2010, and with few exceptions, is no longer subject to state tax examinations for tax years before 2010.

Revenue Recognition

The Partnership's real estate is leased under triple net leases, classified as operating leases.  The leases provide for base annual rental payments payable in monthly installments.  The Partnership recognizes rental income according to the terms of the individual leases.  For leases that contain stated rental increases, the increases are recognized in the year in which they are effective.  Contingent rental payments are recognized when the contingencies on which the payments are based are satisfied and the rental payments become due under the terms of the leases.

Real Estate

Properties are carried at original cost, less accumulated depreciation and amortization.  The Partnership tests real estate for recoverability when events or changes in circumstances indicate that the carrying value may not be recoverable.  For properties the Partnership will hold and operate, it compares the carrying amount of the property to the estimated probability-weighted future undiscounted cash flows expected to result from the property and its eventual disposition.  If the sum of the expected future cash flows is less than the carrying amount of the property, the Partnership recognizes an impairment loss by the amount by which the carrying amount of the property exceeds the fair value of the property.  For properties held for sale, the Partnership determines whether impairment has occurred by comparing the property’s estimated fair value less cost to sell to its current carrying value.  If the carrying value is greater than the net realizable value, an impairment loss is recorded to reduce the carrying value of the property to its net realizable value.

The buildings and equipment of the Partnership are depreciated using the straight-line method for financial reporting purposes based on estimated useful lives of 30 years and 10 years, respectively.

Upon complete disposal of a property or classification of a property as Real Estate Held for Sale, the Partnership includes the operating results and sale of the property in discontinued operations.  In addition, the Partnership reclassifies the prior periods’ operating results of the property to discontinued operations.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

The Partnership accounts for properties owned as tenants-in-common with affiliated entities and/or unrelated third parties using the proportionate consolidation method.  Each tenant-in-common owns a separate, undivided interest in the properties.  Any tenant-in-common that holds more than a 50% interest does not control decisions over the other tenant-in-common interests.  The financial statements reflect only this Partnership's percentage share of the properties' land, building and equipment, liabilities, revenues and expenses.

The Partnership’s properties are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which the properties are located.  These laws could require the Partnership to investigate and remediate the effects of the release or disposal of hazardous materials at these locations if found.  For each property, an environmental assessment is completed prior to acquisition.  In addition, the lease agreements typically strictly prohibit the production, handling, or storage of hazardous materials (except where incidental to the tenant’s business such as use of cleaning supplies) in violation of applicable law to restrict environmental and other damage.  Environmental liabilities are recorded when it is determined the liability is probable and the costs can reasonably be estimated.  There were no environmental issues noted or liabilities recorded at December 31, 2013 and 2012.

Fair Value Measurements

Fair value, as defined by United States Generally Accepted Accounting Principles (“US GAAP”), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market.  US GAAP establishes a hierarchy in determining the fair value of an asset or liability.  The fair value hierarchy has three levels of inputs, both observable and unobservable.  US GAAP requires the utilization of the lowest possible level of input to determine fair value.  Level 1 inputs include quoted market prices in an active market for identical assets or liabilities.  Level 2 inputs are market data, other than Level 1 inputs, that are observable either directly or indirectly.  Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.  Level 3 inputs are unobservable and corroborated by little or no market data.

At December 31, 2013, the Partnership had no financial assets or liabilities measured at fair value on a recurring basis or nonrecurring basis that would require disclosure under this pronouncement.

The Champps restaurant in Utica, Michigan, with a carrying amount of $731,277 at December 31, 2012, was written down to its estimated fair value of $467,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $264,277 was included in earnings for the fourth quarter of 2012.  At December 31, 2013, after completing our long-lived asset valuation analysis, the property was further written down to $412,000, its estimated fair value at that date.  The resulting impairment charge of $55,000 was included in earnings for the fourth quarter of 2013.  In both instances, the fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

Income Per Unit

Income per Limited Partnership Unit is calculated based on the weighted average number of Limited Partnership Units outstanding during each period presented.  Diluted income per Limited Partnership Unit considers the effect of any potentially dilutive Unit equivalents, of which the Partnership had none for each of the years ended December 31, 2013 and 2012.

Reportable Segments

The Partnership invests in single tenant commercial properties throughout the United States that are net leased to tenants in various industries.  Because these net leased properties have similar economic characteristics, the Partnership evaluates operating performance on an overall portfolio basis.  Therefore, the Partnership’s properties are classified as one reportable segment.

Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Partnership’s financial statements.

(3)  Related Party Transactions –

The Partnership owns a 28% interest in a Champps Americana restaurant.  The remaining interests in this property are owned by AEI Net Lease Income & Growth Fund XX Limited Partnership, an affiliate of the Partnership, and unrelated third parties.

The Partnership owned a 50% interest in a Biaggi’s restaurant.  AEI Net Lease Income & Growth Fund XX Limited Partnership owned a 50% interest in this property until the property was sold to an unrelated third party in 2012.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(3)  Related Party Transactions – (Continued)

AEI received the following reimbursements for costs and expenses from the Partnership for the years ended December 31:
		2013	2012

a.	AEI is reimbursed for costs incurred in providing services related to managing the Partnership's operations and properties, maintaining the Partnership's books, and communicating with the Limited Partners.	$71,259	$78,142

b.	AEI is reimbursed for all direct expenses it paid on the Partnership's behalf to third parties related to Partnership administration and property management. These expenses included printing costs, legal and filing fees, direct administrative costs, outside audit costs, taxes, insurance and other property costs. These amounts included $1,504 and $469 of expenses related to Discontinued Operations in 2013 and 2012, respectively.	$23,218	$24,308

c.	AEI is reimbursed for costs incurred in providing services related to the sale of property.	$0	$19,801

The payable to AEI Fund Management, Inc. represents the balance due for the services described in 3a, b and c.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(4)  Real Estate Held for Investment –

The Partnership leases its properties to tenants under triple net leases, classified as operating leases.  Under a triple net lease, the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses for the property.  The only exception is under the Lease for the Advance Auto Parts store, the Partnership is responsible for repairs to the structural components of the building, except for the roof, which is the tenant's responsibility.  At the time the properties were acquired, the remaining primary lease term varied from 15 to 20 years.  The leases provide the tenants with two to three five-year renewal options subject to the same terms and conditions as the primary term.

The Partnership's properties are commercial, single-tenant buildings.  The U-Like Buffet restaurant was constructed and acquired in 1993.  The land for the Champps Americana restaurant was acquired in 2001 and construction of the restaurant was completed in 2002.  The Advance Auto Parts store was constructed in 2005 and acquired in 2006.  There have been no costs capitalized as improvements subsequent to the acquisitions.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(4)  Real Estate Held for Investment – (Continued)

The cost of the properties not held for sale and related accumulated depreciation at December 31, 2013 are as follows:
Property	Land	Buildings and Equipment	Total	Accumulated Depreciation

U-Like Buffet, Tucson, AZ	$15,314	$13,104	$28,418	$8,975
Advance Auto Parts, Harlingen, TX	486,588	1,113,415	1,600,003	292,273
	$501,902	$1,126,519	$1,628,421	$301,248

The Partnership owns a 2.2074% interest in a U-Like Buffet restaurant.  The remaining interest in this property is owned by unrelated third parties, who own the property with the Partnership as tenants-in-common.

For properties owned as of December 31, 2013, the minimum future rent payments required by the leases are as follows:
2014	$139,705
2015	145,086
2016	151,931
2017	151,931
2018	151,931
Thereafter	286,732
$1,027,316

There were no contingent rents recognized in 2013 and 2012.

(5)  Major Tenants –

The following schedule presents rental income from individual tenants, or affiliated groups of tenants, who each contributed more than ten percent of the Partnership's total rental income for the years ended December 31:

Tenants	Industry	2013	2012

Advance Stores Company, Inc.	Retail	$111,210	$111,210
Champps Operating Corporation	Restaurant	46,735	68,749
Biaggi’s Ristorante Italiano, LLC	Restaurant	N/A	21,411
Aggregate rental income of major tenants		$157,945	$201,370
Aggregate rental income of major tenants as a percentage of total rental income		98%	99%

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(6)  Discontinued Operations –

In February 2012, the Partnership entered into an agreement to sell its 50% interest in the Biaggi’s restaurant in Fort Wayne, Indiana to an unrelated third party.  On March 29, 2012, the sale closed with the Partnership receiving net proceeds of $1,566,807, which resulted in a net gain of $435,702.  At the time of sale, the cost and related accumulated depreciation was $1,379,347 and $248,242, respectively.

During 2012, the Partnership decided to sell its 28% interest in the Champps Americana restaurant in Utica, Michigan and classified it as Real Estate Held for Sale.  In February 2013, Champps Operating Corporation (“Champps’), the tenant of the property, approached the Partnership with a request to adjust the rent on the property to a market rental rate based on the restaurant’s performance and the current conditions in the market.  In April 2013, after reviewing financial information for the restaurant and the tenant, and analyzing the local real estate market for the property, the Partnership and the property’s other co-owners entered into an agreement to reduce the annual rent for the property by 63% to $90,880.  The Partnership’s share of this rent was $25,446.  Based on its long-lived asset valuation analysis, the Partnership determined the property was impaired.  As a result, in the fourth quarter of 2012, a charge to discontinued operations for real estate impairment of $264,277 was recognized, which was the difference between the carrying value at December 31, 2012 of $731,277 and the estimated fair value of $467,000.

On December 15, 2013, Champps filed for Chapter 11 bankruptcy reorganization.  In February 2014, Champps closed the restaurant, filed a motion with the bankruptcy court to reject the lease and returned possession of the property to the owners.  The owners listed the property for sale or lease with a real estate broker in the Utica area.  While the property is vacant, the Partnership is responsible for its 28% share of real estate taxes and other costs associated with maintaining the property.  Based on its long-lived asset valuation analysis, in the fourth quarter of 2013, the Partnership recognized an additional real estate impairment of $55,000 to decrease the carrying value to the estimated fair value of $412,000 as of December 31, 2013.  The charge was recorded against the cost of the land and building.  Even if the property is leased to a new tenant, the Partnership anticipates that it will sell the property within the next 12 months.

The financial results for these properties are reflected as Discontinued Operations in the accompanying financial statements.  The following are the results of discontinued operations for the years ended December 31:
	2013	2012

Rental Income	$46,735	$90,160
Property Management Expenses	(1,504)	(469)
Depreciation	0	(20,285)
Real Estate Impairment	(55,000)	(264,277)
Gain on Disposal of Real Estate	0	435,702
Income (Loss) from Discontinued Operations	$(9,769)	$240,831

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(7)  Partners' Capital –

For the years ended December 31, 2013 and 2012, the Partnership declared distributions of $256,160 and $1,608,681, respectively.  The Limited Partners received distributions of $253,598 and $1,592,595 and the General Partners received distributions of $2,562 and $16,086 for the years, respectively.  The Limited Partners' distributions represented $12.58 and $78.97 per Limited Partnership Unit outstanding in 2013 and 2012, respectively, using 20,166 weighted average Units for both years.  The distributions represented $0 and $9.87 per Unit of Net Income and $12.58 and $69.10 per Unit of return of capital in 2013 and 2012, respectively.

As part of the distributions discussed above, the Partnership distributed net sale proceeds of $187,948 and $1,504,152 in 2013 and 2012, respectively.  The Limited Partners received distributions of $186,069 and $1,489,110 and the General Partners received distributions of $1,879 and $15,042 for the years, respectively.  The Limited Partners' distributions represented $9.22 and $73.85 per Unit for the years, respectively.

(8)  Income Taxes –

The following is a reconciliation of net income for financial reporting purposes to income reported for federal income tax purposes for the years ended December 31:

	2013	2012

Net Income (Loss) for Financial Reporting Purposes	$(24,340)	$218,119

Depreciation for Tax Purposes Under (Over) Depreciation for Financial Reporting Purposes	(8,326)	7,323

Real Estate Impairment Loss Not Recognized for Tax Purposes	55,000	264,277

Gain on Sale of Real Estate for Tax Purposes Under Gain for Financial Reporting Purposes	0	(55,581)
Taxable Income to Partners	$22,334	$434,138

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(8)  Income Taxes – (Continued)

The following is a reconciliation of Partners' capital for financial reporting purposes to Partners' capital reported for federal income tax purposes for the years ended December 31:

	2013	2012

Partners' Capital for Financial Reporting Purposes	$2,160,437	$2,440,937

Adjusted Tax Basis of Investments in Real Estate Over Net Investments in Real Estate for Financial Reporting Purposes	406,689	360,015

Income Accrued for Tax Purposes Over Income for Financial Reporting Purposes	1,435	1,435

Property Expenses for Tax Purposes Under Expenses for Financial Reporting Purposes	854	854

Syndication Costs Treated as Reduction of Capital For Financial Reporting Purposes	3,012,278	3,012,278
Partners' Capital for Tax Reporting Purposes	$5,581,693	$5,815,519

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
BALANCE SHEET

ASSETS

	March 31,	December 31,
	2014	2013
	(unaudited)
Current Assets:
Cash	$440,151	$494,982

Real Estate Held for Investment:
Land	501,902	501,902
Buildings and Equipment	1,126,519	1,126,519
Accumulated Depreciation	(310,636)	(301,248)
Real Estate Held for Investment, Net	1,317,785	1,327,173
Real Estate Held for Sale	412,000	412,000
Total Real Estate	1,729,785	1,739,173
Total Assets	$2,169,936	$2,234,155

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$7,033	$10,785
Distributions Payable	37,072	62,933
Unearned Rent	9,268	0
Total Current Liabilities	53,373	73,718

Partners’ Capital:
General Partners	369	807
Limited Partners – 30,000 Units authorized; 20,166 Units issued and outstanding	2,116,194	2,159,630
Total Partners' Capital	2,116,563	2,160,437
Total Liabilities and Partners' Capital	$2,169,936	$2,234,155

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended March 31
	2014	2013

Rental Income	$28,565	$28,565

Expenses:
Partnership Administration – Affiliates	20,371	20,507
Partnership Administration and Property Management – Unrelated Parties	6,841	6,021
Depreciation	9,388	9,388
Total Expenses	36,600	35,916

Operating Loss	(8,035)	(7,351)

Other Income:
Interest Income	335	472

Loss from Continuing Operations	(7,700)	(6,879)

Income from Discontinued Operations	898	20,954

Net Income (Loss)	$(6,802)	$14,075

Net Income (Loss) Allocated:
General Partners	$(68)	$141
Limited Partners	(6,734)	13,934
Total	$(6,802)	$14,075

Income (Loss) per Limited Partnership Unit:
Continuing Operations	$(.38)	$(.34)
Discontinued Operations	.05	1.03
Total – Basic and Diluted	$(.33)	$.69

Weighted Average Units Outstanding – Basic and Diluted	20,166	20,166

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
STATEMENT OF CASH FLOWS
(unaudited)

	Three Months Ended March 31
	2014	2013
Cash Flows from Operating Activities:
Net Income (Loss)	$(6,802)	$14,075

Adjustments to Reconcile Net Income (Loss) To Net Cash Provided by Operating Activities:
Depreciation	9,388	9,388
Increase (Decrease) in Payable to AEI Fund Management, Inc.	(3,752)	4,127
Increase (Decrease) in Unearned Rent	9,268	9,268
Total Adjustments	14,904	22,783
Net Cash Provided By Operating Activities	8,102	36,858

Cash Flows from Financing Activities:
Distributions Paid to Partners	(62,933)	(65,147)

Net Increase (Decrease) in Cash	(54,831)	(28,289)

Cash, beginning of period	494,982	684,674

Cash, end of period	$440,151	$656,385

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL
(unaudited)

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2012	$4,162	$2,436,775	$2,440,937	20,165.79

Distributions Declared	(652)	(64,495)	(65,147)

Net Income	141	13,934	14,075

Balance, March 31, 2013	$3,651	$2,386,214	$2,389,865	20,165.79

Balance, December 31, 2013	$807	$2,159,630	$2,160,437	20,165.79

Distributions Declared	(370)	(36,702)	(37,072)

Net Loss	(68)	(6,734)	(6,802)

Balance, March 31, 2014	$369	$2,116,194	$2,116,563	20,165.79

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2014
(unaudited)

(1)  The condensed statements included herein have been prepared by the registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period, on a basis consistent with the annual audited statements.  The adjustments made to these condensed statements consist only of normal recurring adjustments.  Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the registrant believes that the disclosures are adequate to make the information presented not misleading.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included in the registrant’s latest annual report on Form 10-K.

(2)  Organization –

AEI Net Lease Income & Growth Fund XIX Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XIX, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the President and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on May 31, 1991 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  The offering terminated February 5, 1993 when the extended offering period expired.  The Partnership received subscriptions for 21,151.928 Limited Partnership Units.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $21,151,928, and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 12% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow; (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(2)  Organization – (Continued)

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 98% to the Limited Partners and 2% to the General Partners.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 12% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

(3) Recently Adopted Accounting Standards -

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.”  This topic amends the requirements for reporting discontinued operations.  The disposal of a component must represent a strategic shift that will have a major effect on the Partnership’s operations and financial results in order to be reported as discontinued operations, and require certain additional interim and annual disclosures.  The amendments in this ASU are effective for reporting periods beginning after December 15, 2014 with early adoption permitted.  The Partnership has early adopted this standard effective January 1, 2014 and has applied the provisions prospectively.  As a result, the Partnership anticipates that properties will not be considered discontinued operations when the properties are sold after January 1, 2014, with the exception of properties that were classified as Real Estate Held for Sale at December 31, 2013.

(4)  Payable to AEI Fund Management, Inc. –

AEI Fund Management, Inc. performs the administrative and operating functions for the Partnership.  The payable to AEI Fund Management represents the balance due for those services.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

 (5)  Discontinued Operations –

During 2012, the Partnership decided to sell its 28% interest in the Champps Americana restaurant in Utica, Michigan and classified it as Real Estate Held for Sale.  In February 2013, Champps Operating Corporation (“Champps’), the tenant of the property, approached the Partnership with a request to adjust the rent on the property to a market rental rate based on the restaurant’s performance and the current conditions in the market.  In April 2013, after reviewing financial information for the restaurant and the tenant, and analyzing the local real estate market for the property, the Partnership and the property’s other co-owners entered into an agreement to reduce the annual rent for the property by 63% to $90,880.  The Partnership’s share of this rent was $25,446.  On December 15, 2013, Champps filed for Chapter 11 bankruptcy reorganization.  In February 2014, Champps closed the restaurant, filed a motion with the bankruptcy court to reject the lease and returned possession of the property to the owners.  The owners listed the property for sale or lease with a real estate broker in the Utica area.  While the property is vacant, the Partnership is responsible for its 28% share of real estate taxes and other costs associated with maintaining the property.

Based on its long-lived asset valuation analysis, the Partnership determined the Champps property was impaired.  As a result, in the fourth quarter of 2013, a charge to discontinued operations for real estate impairment of $55,000 was recognized, which was the difference between the carrying value at December 31, 2013 of $467,000 and the estimated fair value of $412,000.  The charge was recorded against the cost of the land and building.

In April 2014, the Partnership and the other co-owners of the Champps property received a non-binding letter of intent for the purchase of the property from an unrelated third party.  The sale is subject to contingencies, including negotiating a written purchase agreement, and may not be completed.  If the sale is completed, the Partnership expects to receive net proceeds of approximately $457,000.  If the sale is not completed, the owners will seek another buyer for the property and may not be able to negotiate a purchase agreement with similar economic terms.

During the first three months of 2014 and 2013, the Partnership distributed net sale proceeds of $34,486 and $41,684, respectively.  The Limited Partners received distributions of $34,141 and $41,267 and the General Partners received distributions of $345 and $417 for the periods, respectively.  The Limited Partners’ distributions represented $1.69 and $2.05 per Unit for the periods, respectively.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(5)  Discontinued Operations – (Continued)

The financial results for this property are reflected as Discontinued Operations in the accompanying financial statements.  The following are the results of discontinued operations for the three months ended March 31:
	2014	2013

Rental Income	$4,241	$21,110
Property Management Expenses	(3,343)	(156)
Depreciation	0	0
Gain on Disposal of Real Estate	0	0
Income from Discontinued Operations	$898	$20,954

	2014	2013
Cash Flows from Discontinued Operations:
Operating Activities	$898	$20,954

(6)  Fair Value Measurements –

Fair value, as defined by United States Generally Accepted Accounting Principles (“US GAAP”), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market.  US GAAP establishes a hierarchy in determining the fair value of an asset or liability.  The fair value hierarchy has three levels of inputs, both observable and unobservable.  US GAAP requires the utilization of the lowest possible level of input to determine fair value.  Level 1 inputs include quoted market prices in an active market for identical assets or liabilities.  Level 2 inputs are market data, other than Level 1 inputs, that are observable either directly or indirectly.  Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.  Level 3 inputs are unobservable and corroborated by little or no market data.

At March 31, 2014 and December 31, 2013, the Partnership had no financial assets or liabilities measured at fair value on a recurring basis or nonrecurring basis that would require disclosure under this pronouncement.  The Partnership had the following nonfinancial assets measured on a nonrecurring basis that were recorded at fair value during 2013.

The Champps restaurant in Utica, Michigan, with a carrying amount of $467,000 at December 31, 2013, was written down to its estimated fair value of $412,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $55,000 was included in earnings for the fourth quarter of 2013.  The fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

CONSENT FORM

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
CONSENT OF LIMITED PARTNERS

This consent is presented by
AEI Fund Management XIX, Inc., Managing General Partner

The undersigned, a Limited Partner of AEI Net Lease Income & Growth Fund XIX Limited Partnership (“Fund XIX”), hereby consents (unless otherwise directed below) to the proposal identified below as indicated below. Indicate your vote by checking the appropriate box. The General Partners recommend a vote “FOR” the proposal. Failure to vote will have the effect of voting “AGAINST” the proposal.

Proposal to Liquidate:

FOR  ☐                                 AGAINST  ☐                                          ABSTAIN  ☐

Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on August 26, 2014.

The limited partnership units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the proposal if no box is checked.

Please sign exactly as your name appears below. All owners of record and trustees must sign. When Units are held by joint tenants, both owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________________

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Signatory #1                                                                                      Signatory #2

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Signatory #3                                                                                      Signatory #4